EXHIBIT 10.76

AMENDMENT TO EMPLOYMENT AGREEMENT DATED OCTOBER 29, 2002

BETWEEN CORTEX PHARMACEUTICALS AND ROGER G. STOLL, Ph.D..

This amendment, effective as of April 8, 2003, hereby amends Section 12 of the Employment Agreement entered into by Cortex Pharmaceuticals (the “Company”) and Roger G. Stoll, Ph.D. (the “Executive”) dated October 29, 2002.

Section 12 is hereby amended to read in full as follows:

12. Grant of Stock Options. The Company shall grant to the Executive options to purchase 600,000 shares of common stock of the Company with an exercise price equal to fair market value as of such date, with a ten-year term, and with 200,000 options being immediately vested and fully exercisable and the remaining 400,000 options vesting in monthly equal amounts over a four-year period commencing one year from the date hereof, provided, however that the vesting of such options may be accelerated in accordance with Exhibit A attached hereto upon the achievement of certain milestones detailed thereon, as may be amended from time to time by the Board of Directors. The Executive’s stock option position will be reviewed by the Compensation Committee of the Board of Directors from time to time, but in no event less than annually, and increases in such stock option position may be awarded dependent upon the performance of the Executive. To the maximum extent permissible under the Internal Revenue Code of 1986, as amended (the “Code”) stock options granted to the Executive shall be “incentive stock options” as defined in Section 422 of the Code. The general terms and conditions of stock options granted to the Executive shall be in accordance with the stockholder-approved plans established for the granting of options, amended from time to time and the Company’s customary form of stock option agreement;

provided that in the event of the Executive’s termination of employment (i) by the Company without Cause, or (ii) by the Executive for Good Reason, the Executive’s then outstanding stock options shall be exercisable with respect to that portion of such stock options which is vested as of the Executive’s termination for the remainder of their original ten-year term, and further provided that if one of the milestones described above has been met and in the event of (a) the expiration of this Agreement without an offer by the Company to renew or extend this Agreement on terms individually and in the aggregate no less favorable than those provided for herein or (b) Executive’s termination of employment (i) by the Company without Cause, or (ii) by the Executive for Good Reason, the Executive’s then outstanding stock options shall vest immediately prior to the expiration of this Agreement or Executive’s termination, as applicable, and shall be exercisable for the remainder of their original ten-year term.

In addition, notwithstanding anything herein, in any of the Company’s stock option plans or in any stock option agreement between the Company and the Executive, upon a Change of Control all stock options then held by the Executive shall vest immediately prior to such Change of Control.

IN WITNESS HEREOF, the parties hereto have executed this Amendment to Employment Agreement to be effective as of the day and year first above written.

CORTEX PHARMACEUTICALS, INC.

/s/ M. Ross Johnson, Ph.D.
M. Ross Johnson, Ph.D.
Chairman, Compensation Committee

EXECUTIVE

/s/ Roger G. Stoll, Ph.D.
Roger G. Stoll, Ph.D